Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in ADVENTRX Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and cumulatively for the period from January 1, 2011 to December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

March 8, 2012